Exhibit 99.1

BILL CATON JOINS NAVISTAR INTERNATIONAL CORPORATION AS
EXECUTIVE VICE PRESIDENT OF FINANCE

Scheduled to Become Chief Financial Officer
Upon Filing of Navistar’s 2005 10K

WARRENVILLE, Ill. - October 4, 2005 - Navistar International Corporation (NYSE: NAV) announced today the appointment of Bill Caton as executive vice president of finance and said the company’s board of directors plans to elect Caton chief financial officer of Navistar upon the filing of the company’s 2005 10-K.

Caton, 54, most recently served as the vice president and chief financial officer of Dover Diversified, Inc., a subsidiary of Dover Corporation (NYSE: DOV), a diversified industrial manufacturing company.  Caton started at Dover in 1989 and has held numerous CFO, president and executive vice president positions at Dover subsidiaries.  He will join Navistar on October, 31, 2005.

“Bill Caton is the ideal choice to lead our financial strategy as we work to become a $15 billion company with strengthened profitability,” said Daniel C. Ustian, chairman, president and chief executive officer. “Bill has a deep background in heavy manufacturing at well-respected, diversified industrial companies and he has conducted significant work in acquisitions, including international projects. And he has considerable line management experience, having driven strong growth while effectively managing costs for greater profitability. With his outstanding counseling and management capabilities, he will enter the company as a key member of our leadership team.”

Caton will succeed Robert C. Lannert as chief financial officer upon filing of the company’s 10-K. Lannert will continue with Navistar as vice chairman and will advise Ustian and the board of directors on strategic programs and planning.

“We’re pleased that Bob will continue with Navistar,” Ustian said. “During his 42-year career, he has provided strong financial leadership. “His steady guidance has enabled us to achieve our most important financial goals, including improved profitability throughout the cycle.  We are grateful for Bob’s continuing counsel and involvement.”

Caton earned his MBA from the University of Chicago and is a graduate of the University of Wisconsin, Eau Clair. Prior to his time at Dover, he held financial posts at 3M, Pillsbury and VICORP.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. A wholly owned subsidiary offers financing services. Additional information is available at www.nav-international.com.

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